UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

Filed by Registrant	☑

Filed by Party other than Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement	☑	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

FORWARD INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

FOR IMMEDIATE RELEASE

FORWARD Shareholders Urged to Vote AHEAD OF AUGUST 8th Annual

Shareholders Meeting

HAUPPAUGE, N.Y., July 30, 2025 (GLOBE NEWSWIRE) – Forward Industries, Inc. (NASDAQ: FORD) (“Forward,” the “Company,” “we” or “us”), a global design company serving top tier medical and technology companies, today reminds its shareholders that the deadline is approaching to cast your vote for the upcoming Annual Shareholders Meeting on August 8, 2025 (the “Meeting”). All votes must be received by 11:59 p.m. (Eastern Time) on Thursday, August 7, 2025.

There are a number of important proposals submitted for a vote of shareholders, including the change in our state of incorporation from New York to Nevada.

The Board of Directors recommends that shareholders vote FOR all of these proposals as the Board has determined they are in the best interest of the Company and its shareholders. Please remember that your vote is important, regardless of the number of shares you own.

Reincorporation

The Board of Directors recommends that shareholders approve reincorporating the Company from New York to Nevada to position the Company for better corporate governance and more modern, flexible corporate laws. We are pleased to announce that votes received to date have been in favor of the reincorporation. For the reincorporation to proceed, we are required to obtain the affirmative vote of a majority of the outstanding shares entitled to vote in favor of the reincorporation, so it is critical to maximize shareholder vote turnout.

Additional Information

In connection with the proposals, the Company has filed with the SEC and has mailed or otherwise provided its shareholders with a proxy statement regarding all proposals. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSALS. The proxy statement can be found on the SEC's EDGAR website and the Company’s website at www.forwardindustries.com/Investors/SEC-filings.

Record holders as of June 18, 2025 can vote their shares in advance of the meeting at www.ProxyVote.com using the control number provided on their proxy card or voting instruction form.

Investor Contact:

Michael Pruitt
Telephone: (704) 578-2238
Email: mp@avenelfinancial.com

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